Exhibit 10.1

Executed Version

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of August 15, 2008 (this “Agreement”), by and among Synthenol, Inc., a Florida corporation (the “Company”), Michael Jackson, in his capacity as the Seller Representative (as defined in Section 4), the persons and entities listed on Exhibit A (the “Sellers”), and Viking Investments Group LLC (the “Purchaser”).  The Company, Seller Representative, the Sellers and the Purchaser are individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

A.           The Sellers are the owners of an aggregate of 366,520 shares of common stock of the Company (the “Shares”).  The Sellers desire to sell and the Purchaser desires to purchase the Shares which represent approximately 50.1% of the issued and outstanding capital stock of the Company as of the date hereof calculated on a fully-diluted basis pursuant to the terms hereof.

B.           The Company has issued various promissory notes to Hockley Limited (“Hockley”) in the aggregate principal amount of Two Hundred Five Thousand Dollars ($205,000.00) plus accrued interest which promissory notes remain outstanding as of the date of this Agreement (the “Hokley Notes”).

C.           The Company currently owes John Page (“Page”), its secretary, Nineteen Thousand Two Hundred Fifty Dollars ($19,250.00) for services Page has rendered to the Company in such capacity (the “Page Debt”).

D.           The Company currently owes Cecil Morris (“Morris”), its president, Nineteen Thousand Two Hundred Fifty Dollars ($19,250.00) for services Morris has rendered to the Company in such capacity (the “Morris Debt”).

E.           Concurrently herewith, Hokley, Page and Morris shall separately enter into assignment and assumption agreements (the “Assignment Agreements”), pursuant to which agreements Hokley, Page and Morris shall assign to the Purchaser, and the Purchaser shall, respectively, assume the Hokley Notes, the Page Debt and the Morris Debt which are collectively, the “Assigned Debt.”  A form of Assignment Agreement is annexed to hereto as Exhibit D.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the Company, the Sellers and the Purchaser hereby agree as follows:

1.           Purchase and Sale.

(a)           The Sellers shall sell, transfer, convey and deliver unto the Purchaser the Shares and the Purchaser shall acquire and purchase from the Sellers the Shares.

2.           Purchase Price.

(a)           General.  The purchase price (the “Purchase Price”) for the Shares is Three Hundred and Fifty Thousand Dollars ($350,000.00) payable as specified in this Section 2 subject to the other terms and conditions of this Agreement.

(b)           Cash Deposit.  The Purchaser made a cash deposit into the trust account of Monahan & Biagi (“Trust Agent”), in the aggregate amount of Seventy-Five Thousand Dollars ($75,000.00) consisting of (a) Fifty Thousand Dollars ($50,000.00) (the “Initial Cash Deposit”) deposited on June 5, 2008 and (b) Twenty-Five Thousand Dollars ($25,000.00) deposited on July 25, 2008 (the “Second Cash Deposit,” which together with the Initial Cash Deposit shall constitute the “Cash Deposit”) which shall be fully credited against the Purchase Price at the Closing (as defined below).  Purchaser has agreed to immediately authorize the Trust Agent to release out of the Trust Account, the Initial Cash Deposit to the Sellers with no restriction or recourse placed on the use of such funds with the understanding that the Trust Agent shall use part of the proceeds from the Initial Cash Deposit to discharge the Company debt to the creditor(s) set forth on Exhibit B prior to the Closing.  In the event that this Agreement is fully executed and the Sellers comply with all terms set forth herein then the Cash Deposit shall be non-refundable.  In the event that the Closing does not occur due to the failure of the Purchaser to perform then the Cash Deposit shall be released from the trust account of Trust Agent to the Seller Representative.

(c)           Cash Disbursement.  The Purchaser made a cash disbursement in the amount of Thirty-Five Hundred Dollars ($3,500.00) (the “Cash Disbursement”) into a CIBC (a Vancouver Branch) account under the name of “LegalPlay Entertainment, Inc.” (Account No. 03-65513) for the benefit of the Company on July 23, 2008.  The Cash Disbursement is to be applied as payment for fees related to the preparation and review of the Company’s second quarter unaudited financial statements to be filed with the U.S. Securities and Exchange Commission (“SEC”).  Pursuant to Section 14(l), the Cash Disbursement shall be deemed an advance to the Company by the Purchaser and at the Closing, the Company will issue a promissory note to the Purchaser equal to the Cash Disbursement; provided, that, the Cash Disbursement shall not be deemed a Liability (defined below) of the Company under this Agreement.

(d)           Payment at Closing.  At the Closing, the Purchaser shall pay to the Trust Agent by Federal fund wire transfer on behalf of the Sellers the Purchase Price less the Cash Deposit.

(e)           Disbursement of the Purchase Price by Trust Agent:

A.           First, $69,511.32 to be paid to the Company’s creditors listed on and in accordance with Exhibit C;

B.           Next, pay any other Liability as of the Closing Date other than the Assigned Debt so that the Company has no Liability other than the Assigned Debt;

C.           Then, the remaining balance of the Purchase Price to the Sellers after the payments described under Sections 2(e)(A) and 2(e)(B) above have been made.

(f)           Adjustment for Outstanding Liabilities.  As of the Closing, other than the Assigned Debt, the Cash Disbursement and as set forth on Exhibit C, the Company shall have no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes or any debt (“Liability(ies)”).  Except as expressly set forth herein, the Purchase Price shall be reduced on a dollar for dollar basis by the amount of any Liability of the Company existing as of the Closing and the amounts payable by Purchaser hereunder shall be reduced accordingly.

3.           The Closing.

(a)           General.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by exchange of documents among the Parties by fax or courier, as appropriate, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) on August 15, 2008 or such other date as the Parties may mutually determine (the “Closing Date”).

(b)           Deliveries at the Closing.

(i) the Purchaser shall (A) deliver to the Trust Agent, the Purchase Price less the Cash Deposit by Federal funds wire transfer and (B) deliver to the Sellers’ Representative, the various certificates, instruments, and documents referred to in Section 11(b) below.

(ii) the Seller Representative shall by courier, after receiving notice from the Trust Agent that the funds referred to in 3(b)(i) above have been received (A) deliver to the Purchaser certificates evidencing all of the Shares, excluding the DTC shares, together with duly executed, medallion-guaranteed or notarized stock powers with respect thereto; (B) deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 11(a) below and (C) cause any of the Sellers delivering their Shares through the DTC Share Transfer System to confirm by written notice the delivery to Purchaser of such Shares; provided, that, the Purchaser shall provide to the Seller Representative prior to the Closing, the Purchaser’s DTC account number.

4.           Appointment of Seller Representative.

The Sellers hereby irrevocably constitute and appoint, effective as of the date hereof, Michael Jackson, with the authority to act alone (together with his permitted successors, the “Seller Representative”), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to perform on behalf of the Sellers any obligations or undertakings thereunder, to exercise all or any of the powers, authority and discretion conferred on the Seller Representative under any such agreement, to waive any terms and conditions of any such agreement, to give and receive notices on the Sellers’ behalf and to be the Sellers’ exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreements and the Seller Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact.  This power of attorney is coupled with an interest and irrevocable.  The Seller Representative shall not be liable for any action taken or not taken by the Seller Representative in connection with the Seller Representative’s obligations under this Agreement as long as such actions are taken or omitted in good faith and in the absence of willful misconduct or gross negligence.  If the Seller Representative shall be unable or unwilling to serve in such capacity, the Seller Representative successor shall be named by those persons holding more than fifty percent (50%) in interest of the Seller Shares.

5.           Representations and Warranties of the Seller Representative.

The Seller Representative hereby severally represents and warrants to the Purchaser, on behalf of each Seller, that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

(a)           The Seller has the power and authority to execute, deliver and perform such Seller’s obligations under this Agreement and to sell, assign, transfer and deliver to the Purchaser the Seller’s Shares as contemplated hereby.  No permit, consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority or consent of any third party is required in connection with the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

(b)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms and conditions hereof by the Seller will violate or result in a breach of any term or provision of any agreement to which the Seller is bound or is a party, or be in conflict with or constitute a default under, or cause the acceleration of the maturity of any obligation of the Seller under any existing agreement or, to the best of Seller’s knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any properties or assets of the Seller.

(c)           This Agreement has been duly and validly executed by Seller Representative on behalf of the Seller, and constitutes the valid and binding obligation of the Seller and the Company, enforceable against the Seller and the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or by limitations, on the availability of equitable remedies.

(d)           The number of Shares set forth next to the Seller’s name on Exhibit A are owned beneficially and of record by such Seller and are validly issued and outstanding, fully paid for and non-assessable with no personal liability attaching to the ownership thereof.  The Seller owns the Shares free and clear of all liens, charges, security interests, encumbrances, claims of others, options, warrants, purchase rights, contracts, commitments, equities or other claims or demands of any kind (collectively, “Liens”), and upon delivery of the Shares to the Purchaser, the Purchaser will acquire good, valid and marketable title thereto free and clear of all Liens.  The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Sellers to sell, transfer, or otherwise dispose of any capital stock of the Company (other than pursuant to this Agreement).  The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

(e)           The date(s) of acquisition of the Shares are true and correct.

(f)           All the Shares will be delivered to Purchaser through either (A) certificates evidencing all of the Shares together with duly executed, medallion-guaranteed or notarized stock powers with respect thereto, (B) the DTC Share Transfer System or (C) a combination of (A) or (B).

6.           Representations and Warranties of the Company.

(a)           The Company is a corporation in good standing duly incorporated in the State of Florida.  The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business.  The Company has no subsidiaries and does not control any other subsidiaries, directly or indirectly, or have any direct or indirect equity participation in any other entity.

(b)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms and conditions hereof by the Company will violate or result in a breach of any term or provision of any agreement to which the Company is bound or is a party, or the Company’s Articles of Incorporation or By-Laws, or be in conflict with or constitute a default under, or cause the acceleration of the maturity of any obligation of the Company under any existing agreement or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

(c)           This Agreement has been duly and validly executed by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or by limitations, on the availability of equitable remedies.

(d)           The Company’s authorized capital stock, as of the date of this Agreement and as of the Closing, consists of 100,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of which 731,522 shares are issued and outstanding and 5,000,000 shares of preferred stock, $0.01 par value per share none of which is issued and outstanding.  The Company has not reserved any shares of its Common Stock for issuance upon the exercise of options, warrants or any other securities that are exercisable or exchangeable for, or convertible into, Common Stock.  All of the issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable and have been issued in compliance with applicable laws, including, without limitation, applicable federal and state securities laws or exemptions thereto.  There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities exercisable or exchangeable for, or convertible into, capital stock of the Company, nor is the Company committed to issue any such option, warrant, right or security.  There are no agreements relating to the voting, purchase or sale of capital stock (i) between or among the Company and any of its stockholders, (ii) between or among the Sellers and any third party, or (iii) to the best knowledge of the Sellers between or among any of the Company’s stockholders.  The Company is not a party to any agreement granting any stockholder of the Company the right to cause the Company to register shares of the capital stock of the Company held by such stockholder under the Securities Act.  The stockholder list provided to the Purchaser is a current shareholder list generated by its transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Company’s Common Stock.

(e)           The Company does not have any restrictions in place relative to its ability to implement any reverse split of its common stock other than applicable law.

(f)           As of the date hereof, other than the Assigned Debt and as set forth on Exhibits B and C, the Company has total Liabilities of no more than $33,172.00 which Liabilities will be paid off at or prior to the Closing and which Liabilities shall in no event become Liabilities of the Purchaser or remain Liabilities of the Company following the Closing and, as of the Closing Date, the Company will have no assets.

(g)           The Sellers are the beneficial holders of the Shares.

(h)           There is no legal, administrative, investigatory, regulatory or similar action, suit, claim or proceeding which is pending or, to the Sellers’ knowledge, threatened against the Company.

(i)           Since January 1, 2002, the Company has filed or furnished (i) all reports, schedules, forms, statements, prospectuses and other documents required to be filed with, or furnished to, the SEC by the Company (all such documents, as amended or supplemented, are referred to collectively as, the “Company SEC Documents”) and (ii) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any applicable Company SEC Document (collectively, the “SOX Certifications”).  The Company has made available to the Purchaser all SOX Certifications and comment letters received by the Company from the staff of the SEC and all responses to such comment letters by or on behalf of the Company.  Through June 30, 2008, the Company complied in all respects with its SEC filing obligations under the Exchange Act and the Securities Act.  Each of the audited financial statements and related schedules and notes thereto and unaudited interim financial statements of the Company (collectively, the “Company Financial Statements”) contained in the Company SEC Documents (or incorporated therein by reference) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except in the case of interim unaudited financial statements) except as noted therein, and fairly present in all respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments (the effect of which will not, individually or in the aggregate, be adverse) and, such financial statements complied as to form as of their respective dates in all respects with applicable rules and regulations of the SEC.  The financial statements referred to herein reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  No financial statements of any Person not already included in such financial statements are required by GAAP to be included in the consolidated financial statements of the Company.  As of their respective dates, each of the Company SEC Documents was prepared in accordance with and complied with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, and the Company SEC Documents (including all financial statements included therein and all exhibits and schedules thereto and all documents incorporated by reference therein) did not, as of the date of effectiveness in the case of a registration statement, the date of mailing in the case of a proxy or information statement and the date of filing in the case of other the Company SEC Documents, contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Neither the Company nor, to the Company’s knowledge, any of its officers has received notice from the SEC or any other governmental authority questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of the SOX Certifications.

(j)           Except as set forth on Schedule 6(j) annexed hereto, the Company has properly and timely filed all federal, state and local tax returns and has paid all taxes, assessments and penalties due and payable.  All such tax returns were complete and correct in all respects as filed, and no claims have been assessed with respect to such returns.  There are no present, pending, or threatened audit, investigations, assessments or disputes as to taxes of any nature payable by the Company or its subsidiary, nor any tax liens whether existing or inchoate on any of the assets of the Company or any of its subsidiaries, except for current year taxes not presently due and payable.  No IRS or foreign, state, county or local tax audit is currently in progress.  Neither the Company nor its subsidiary has waived the expiration of the statute of limitations with respect to any taxes.  There are no outstanding requests by the Company or its subsidiary for any extension of time within which to file any tax return or to pay taxes shown to be due on any tax return.

(k)           At Closing, the Company will not have any ongoing operations and will not employ any employees and will not maintain any employee benefit or stock option plans.

(l)           Except as set forth in Schedule 6(l) annexed hereto, since March 31, 2008, there has not been any event or condition of any character which has adversely affected, or may be expected to adversely affect, the Company’s business or prospects, including, but not limited to any adverse change in the condition, assets, liabilities (existing or contingent) or business of the Company from that shown in the financial statements of the Company included in its quarterly report on Form 10-Q filed for the fiscal quarter ended March 31, 2008 or to be filed for the fiscal quarter ended June 30, 2008 that would result in Company having any on-going operations or obligations other than the Assigned Debt, the Cash Disbursement and fees related to the filing of the Form 10-Q after disbursement of the Purchase Price by the Trust Agent as provided under Section 2(e) above.

(m)           The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all governmental authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.  To the Company’s knowledge, neither the Company, nor any officer, director, employee, consultant or agent of the Company has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to any governmental official, customer or supplier for the purpose of influencing any official act or decision of such official, customer or supplier or inducing him, her or it to use his, her or its influence to affect any act or decision of a governmental authority or customer, under circumstances which could subject the Company or any officers, directors, employees or consultants of the Company to administrative or criminal penalties or sanctions.

(n)           No representation or warranty by the Company in this Agreement, nor in any certificate, schedule or exhibit delivered or to be delivered pursuant to this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

7.           Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Sellers that the statements contained in this Section 7 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 7):

(a)           The Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  This Agreement constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditor’s rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b)           Purchaser has the balance of the Purchase Price to effect the acquisition of the Shares at Closing.

(c)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof will: violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of any material note, bond, indenture, mortgage, deed or trust, license, lease, agreement or other instrument or obligation to which he is a party or by which he or any of his properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults as do not have, in the aggregate, any material adverse effect; or violate any material order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or to any of their properties or assets, except for such violations which do not have, in the aggregate, any material adverse effect.

(d)           The Purchaser is acquiring the Shares for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act.  The Purchaser agrees not to sell or otherwise transfer the Shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available.  The Purchaser has the requisite knowledge and experience in financial and business matters such that they are capable of evaluating the merits and risks of acquiring the Shares.

(e)           No permit, consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority or the consent of any third party is required in connection with the execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby including, but not limited to, the acquisition of the Shares by Purchaser.

(e)           The Purchaser is aware that some of the Sellers are an affiliate of the Company and that the Shares sold by such Sellers are restricted in accordance with Rule 144 of the Securities Act.

8.           Brokers and Finders.

Except as set forth in Schedule 8, there are no other finders and no Party shall be responsible for the payment of any finders’ fees other than as specifically set forth herein and neither the Sellers nor the Company nor Purchaser, nor any of their respective directors, officers or agents on their behalf, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement and hereby agree that if any such obligations have been incurred by any Party, such Party shall indemnify and hold all other Parties harmless from the payment of such obligations and any costs and attorney’s fees incurred by such other Parties in defense against such claims.

9.           Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)           General. Each of the Parties will use their best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 11 below).

(b)           Form 8-K Filing; Notices and Consents. Concurrent with the Closing of this Agreement, the Company through the Purchaser shall cause a Form 8-K to be filed with the SEC with respect to its having entered into a “material contract.”  The Sellers will cause the Company to give any notices to third parties, and will cause the Company to use its best efforts to obtain any third party consents that the Purchaser may reasonably request.  Each of the Parties will (and the Sellers will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governmental authorities necessary in order to consummate the transactions contemplated hereby.  The parties acknowledge that SEC Rule 14f-1 under the Exchange Act requires that an information statement containing certain specified disclosures be filed with the SEC and mailed to the Company’s shareholders at least 10 days before any person designated by the Purchaser can become a director of the Company.  The Purchaser and the Sellers agree to cooperate fully with the Company in the preparation and filing of such information statement and to provide all information therefor respectively needed from them in a timely manner, so as not to cause undue delay in the filing of the information statement or any amendment thereto.  Otherwise, neither the Company nor the Sellers are aware of any third party consent nor other filing or notice to third parties that is necessary in respect of this Agreement.  The expenses of the above described filings, if any, and notice to shareholders shall be borne by the Purchaser and shall not be deducted from the Purchase Price.

(c)           Payment of DMA Debt.  The payment to the Company’s creditors set forth on Exhibit B shall have made by the Trust Agent.

(d)           Review of Unaudited Financial Statements.  A copy of the draft unaudited Company financial statements for the quarterly period ending June 30, 2008 as prepared by the Company’s accountants in substantially the form to be filed with the SEC shall be provided to the Purchaser for review at least three (3) business days prior to the filing of such quarterly report with the SEC which filing shall, in no event, be made on or prior to the Closing Date.

(e)           Prohibited Activities. The Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction except for ministerial matters necessary to maintain the Company in good standing and to arrange for the filing of all necessary reports required to be filed by the Company under the Exchange Act.  Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock except as otherwise expressly specified herein, (ii) issue, sell, or otherwise dispose of any of its capital stock, or grant any options, warrants, preemptive or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, (iii) make any capital expenditures, loans, or incur any other obligations or liabilities, (iv) enter into any agreements involving expenditures individually, or in the aggregate, of more than $50,000 (other than as permitted hereunder or agreements for professional services which will be paid in full at or prior to the Closing), (v) enter into any agreement or incur any other commitment or (vi) otherwise engage in any practice, take any action, or enter into any transaction that is inconsistent with the transactions contemplated hereby.

(f)           Notice of Developments. The Sellers shall give prompt written notice to the Purchaser of any material adverse development causing a breach of any of the representations and warranties in Section 6 above.  No disclosure by any Party pursuant to this Section, however, shall be deemed to amend or supplement the disclosures contained in the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g)           Exclusivity.  Prior to the Closing Date, neither the Sellers nor the Company shall, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of the Shares or any capital stock or other voting securities, or any assets (including any acquisition structured as a merger, consolidation, or share exchange) of the Company or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.  The Sellers will vote the Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.  The Sellers shall notify the Purchaser immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

10.           Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)           General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 12 below).  The Sellers acknowledge and agree that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company.

(b)           Change of Company Name.  Within 60 days after the Closing Date, the Purchaser shall cause the change of name of the Company and assign the name “Synthenol, Inc.” to Hokley.

(c)           Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other Party will cooperate with him or it and him or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 12 below).

11.           Conditions to Obligation to Close.

(a)           Conditions to Obligation of the Purchaser.

The obligation of the Purchaser to consummate the transactions to be performed by the Purchaser in connection with the Closing are subject to satisfaction of the following conditions:

(i)           the representations and warranties set forth in Sections 5 and 6 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)           the Sellers shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;

(iii)           the Company shall have procured all of the third party consents required in order to effect the Closing (as of the execution of this Agreement, the Company and the Sellers are not aware of any required third party consents);

(iv)           no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Purchaser to own the Shares and to control the Company  or (D) affect adversely the right of the Company to own its assets and operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)           the Sellers Representative shall have delivered to the Purchaser a certificate to the effect that (A) each of the conditions specified above in Section 11(a)(i)-(iv) is satisfied in all respects, and (B) as of the Closing, the Company has no Liabilities;

(vi)           subject to Section 11(a)(xv), the Purchaser shall have received the resignations, effective as of the tenth (10th) day following the filing by the Company of a Schedule 14f-1 information statement with the SEC, of each director of the Company and the Purchaser shall have received, the resignations, effective as of the Closing, of each officer of the Company.  The designee(s) specified by the Purchaser shall have been appointed as officers of the Company and any designee(s) of the Purchaser who may be lawfully appointed to the Board of Directors of the Company shall have been appointed;

(vii)          there shall not have been any occurrence, event, incident, action, failure to act, or transaction since January 1, 2008 which has had or is reasonably likely to cause a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of the Company;

(viii)   the Purchaser shall have received such pay-off letters and releases relating to Liabilities including but not limited to those Liabilities set forth on Exhibits B and C (to be delivered subject to Section 11(a)(v)(B) and Section 6(f)) as they shall have requested and such pay-off letters shall substantially be in the form and substance set forth on Exhibit E;

(ix)           the Company shall have delivered its Articles of Incorporation and By-Laws, both as amended to the Closing Date, certified by the Secretary of the Company, resolutions adopted by the Board of Directors of the Company authorizing this Agreement and the transactions contemplated hereby and the Company shall have delivered to the Purchaser the Company’s original minute book and all other original corporate documents and agreements;

(x)           the Company shall have delivered to the Purchaser a Certificate of Good Standing in respect of the Company issued by the Secretary of State of the State of Florida dated no earlier than 5 days prior to the Closing;

(xi)           the Company shall have maintained at and immediately after the Closing its status as a company whose Common Stock is quoted on the OTC Bulletin Board;

(xii)           all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be in form and substance generally prepared in a transaction of this nature;

(xiii)   At the Closing, there shall be no more than 731,522 shares Common Stock of the Company issued and outstanding;

(xiv)   Prior to the Closing, the Company shall cause to be prepared the Company’s unaudited financial statements, which financials shall be utilized by the Company in the preparation of its Form 10-Q for the period ending June 30, 2008.  The cost of preparation, review and filing of said Form 10-Q shall be at the sole expense of the Company and payable by the Company.  If at the Closing, the Form 10-Q has not been filed by the Company, the applicable officer(s) of the Company shall remain as an officer of the Company following the Closing until the Form 10-Q has been completed and filed with the SEC and such officer shall agree to execute the Form 10-Q on behalf of the Company, together with all SOX certifications required to be submitted therewith and any management representation letters required in connection with the review thereof by the Company’s auditors; and

(xv)           At or prior to the Closing, Hokley, Page and Morris shall have separately executed an Assignment Agreement with the Purchaser for the Hokley Notes, the Page Debt and the Morris Debt respectively.

The Purchaser may waive any condition specified in this Section 11(a) at or prior to the Closing in writing executed by the Purchaser.

(b)           Conditions to Obligation of the Sellers.

The obligations of the Sellers to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

(i)           the representations and warranties set forth in Section 7 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)           the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)           no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)           the Purchaser shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 11(b)(i)-(iii) is satisfied in all respects; and

(v)           all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 11(b) at or prior to the Closing in writing executed by the Sellers.

12.           Remedies for Breaches of This Agreement.

(a)           Survival of Representations and Warranties.  All of the representations and warranties of the Parties shall survive the Closing hereunder (even if a Party knew or had reason to know of any misrepresentation or breach of warranty by another Party at the time of Closing) and continue in full force and effect for a period of twenty-four (24) months thereafter.

(b)           Indemnification Provisions for Benefit of the Purchaser.

(i)           In the event any of the Sellers breach (or in the event any third party alleges facts that, if true, would mean the Sellers has breached) any of his/her/its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 12(a) above, provided that the Purchaser makes a written claim for indemnification against the Sellers within such survival period, then the Seller Representative shall indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Purchaser may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) up to the amount received by such Sellers for their Stock. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, Liens, losses, lost value, expenses, and fees, including court costs and reasonable attorneys’ fees and reasonable expenses.

(ii)           The Seller Representative shall indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the

Company (whether or not accrued or otherwise disclosed) (x) for any taxes of the Company with respect to any tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) and (y) for the unpaid taxes of any Person (other than the Company) under Section 1.1502-6 of the Regulations adopted under the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(iii)           The Seller Representative shall indemnify the Purchaser from and against the entirety of any Liabilities arising out of the ownership of the Shares or operation of the Company prior to the Closing.

(iv)           The Seller Representative shall indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any indebtedness or other Liabilities of the Company existing as of the Closing Date.

(c)           Indemnification Provisions for Benefit of the Sellers and Seller Representative. In the event the Purchaser breaches (or in the event any third party alleges facts that, if true, would mean the Purchaser has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 12(a) above, provided that the Sellers, through the Seller Representative, make a written claim for indemnification against the Purchaser within such survival period, then the Purchaser shall indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Sellers may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d)           Matters Involving Third Parties.

(i)           If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 12, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii)           Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)           So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv)           In the event any of the conditions in Section 12(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 12.

(v)           Other Indemnification Provisions. The Sellers and Seller Representative hereby indemnify the Company against any and all claims that may be filed by a current or former officer, director or employee of the Sellers by reason of the fact that such person was a director, officer, employee, or agent of the Company or was serving the Company at the request of the Sellers or the Company as a partner, trustee, director, officer, employee, or agent of another entity, whether such claim is for accrued salary, compensation, indemnification, judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought against the Company (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to an agreement, applicable law, or otherwise).  The Sellers and/or Seller Representative shall have the right to defend any such claims referred to above.

(d)           Limitation on Indemnification.  Notwithstanding any other provision of this Section 12, the aggregate indemnification to be paid by a Party hereunder with respect to breaches of representations and warranties hereunder shall not exceed the Purchase Price.

13.           Termination.

(a)           Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i)           the Purchaser and the Sellers may terminate this Agreement by mutual written agreement at any time prior to the Closing;

(ii)           the Purchaser may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing Date (A) in the event the Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect and the Purchaser has notified the Sellers of the breach, and the breach has continued without cure for a period of five (5) business days after the notice of breach or (B) if the Closing shall not have occurred in accordance with Section 3(a), by reason of the failure of any condition precedent under Section 11(a) (unless the failure results primarily from the Purchaser breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)           the Sellers may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing Date (A) in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified the Purchaser of the breach, and the breach has continued without cure for a period of five (5) business days after the notice of breach or (B) if the Closing shall not have occurred in accordance with Section 3(a), by reason of the failure of any condition precedent under Section 11(b) (unless the failure results primarily from the Sellers breaching any representation, warranty, or covenant contained in this Agreement).

(b)           Effect of Termination. The Sellers shall in no event be permitted to terminate this Agreement unless prior to or accompanying any notice of termination delivered hereunder, the Sellers (i) have delivered to the Purchaser the Cash Deposit and any portion of the Purchase Price theretofore paid by the Purchaser; provided that, if the Purchaser has breached this Agreement and such breach has remained uncured after the cure period, the Sellers shall retain the Cash Deposit.  If the Purchaser terminates this Agreement pursuant to this Section 13, then the Sellers shall immediately pay to the Purchaser any portion of the Purchase Price theretofore paid by the Purchaser.  Except as aforesaid, if this Agreement terminates pursuant to this Section 13, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for any Liability of a Party that is then in breach.

(c)           Termination for Cause.  In the event that the transaction would have closed but for the failure of the Sellers to close, then the Sellers shall reimburse the Purchaser for their documented legal fees and related out-of-pocket expenses the Purchaser has incurred in connection with the transaction in an amount not to exceed a maximum of $50,000.  The Purchaser agrees that any damages payable on account of any breach of this Agreement shall be expressly limited to such amount.  In the event that the transaction would have closed but for the failure of the Purchaser to close, then the Sellers shall receive the Cash Deposit regardless of the Sellers’ actual damages.

14.           Miscellaneous.

(a)           Facsimile Execution and Delivery. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

(b)           Confidentiality; Press Releases and Public Announcements.  Except as and to the extent required by law, no Party will disclose or use and will direct its representatives not to disclose or use any information with respect to the transaction which is the subject to this Agreement, without the consent of the other Parties.  Neither the Sellers nor the Company shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser; provided, however, that the Company may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities(in which case the Sellers and the Company will use their best efforts to advise the other Parties prior to making the disclosure).

(c)           No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d)           Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e)           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the Purchaser and the Sellers, as applicable; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder, but no such assignment shall operate to release the Purchaser or a successor from any obligation hereunder unless and only to the extent that the Sellers agree in writing.

(f)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.

(g)           Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

              If to the Sellers (or the Company prior to the Closing):

C/o Seller Representative
Michael Jackson
388 Drake Street, Suite 206
Vancouver BC, V6B 6A8
Canada
Tel:  (604) 648-2090
Fax:  (604) 648-2091

 If to the Purchaser:

Tom Simeo
Managing Partner
Viking Investments Group LLC
65 Broadway, Suite 501
New York, NY 10006
Tel:  (212) 359-4300
Fax: (212) 359-4306

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i)           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

(j)           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Sellers or their respective representatives.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)           Expenses.  Except as may be expressly stated to the contrary in this Agreement, each of the Parties and the Company will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Sellers agree that the Company has not borne or will not bear any of the Sellers’ costs and expenses (including any of his/her/its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.  At its option, after the Closing, the Purchaser may treat its costs and expenses incurred in connection with this transaction as advances to the Company, with such costs and expenses being paid by the Company, for which the Company will issue a promissory note to the Purchaser in the amount of such advances at the Closing.  Such advances shall not be deemed a Liability of the Company, as defined in this Agreement and shall not be deductible from the Purchase Price.

(m)           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.  Nothing in the disclosure Schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the disclosure Schedules identifies the exception with particularity and describes the relevant facts in detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the disclosure Schedules or supplied in connection with the Purchaser due diligence review, shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(n)           Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o)           Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 14(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

(p)           Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in King County, Washington, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14(h) above.  Nothing in this Section 14(p), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

[signature pages follow]
.

The Seller Representative Signature Page

IN WITNESS WHEREOF, the undersigned, on behalf of the Sellers has duly executed this Agreement the date first above written.

SELLER REPRESENTATIVE
/s/ Michael Jackson
Michael Jackson

Purchaser Signature Page

IN WITNESS WHEREOF, the undersigned Purchaser has duly executed this Agreement the date first above written.

VIKING INVESTMENTS GROUP LLC:
By:	/s/ Tom Simeo
Name: Tom Simeo Title: Managing Partner

Company Signature Page

IN WITNESS WHEREOF, the Company has duly executed this Agreement the date first above written.

SYNTHENOL, INC.
By:	/s/ Cecil Morris
Name: Cecil Morris Title: President

Signature Page for Trust Agent

IN WITNESS WHEREOF, the undersigned being the duly authorized representative of the Trust Agent has duly executed this Agreement but only as to Sections 2(b) and 2(e) thereof as of the date first above written.

MONAHAN & BIAGI as Trust Agent
By:	/s/ Jay Biagi
Partner

EXHIBIT A

Name of Seller	Number of Shares

Pokersoft Corporation	60,000
Carol Jackson	642
Joshua Jackson	450
LCR Management	33,000
Michael Jackson	18,210
Cecil Morris	13,000
John Page	5,000
Gregory Cathcart	2,000
Eurocapital Holdings	75,218
Iris International	90,000
Montilla Capital	50,000
Credit Agricole	9,240
Sarasin	9,760

Total	366,520

EXHIBIT B

DMA DEBT

Invoice #RIP08-06206                                                                $3675

EXHIBIT C

OUTSTANDING DEBT

	August 15, 2008
DMCL CA	4,000.00
Edgarfilings Ltd.	1,500.00
MacReport.Net	30.00
Monahan & Biagi	2,235.00
QWEST	108.12
Note Payable - Pannell Kerr	38,799.73
		46,672.85

	August 15, 2008
CCN Matthews	5,807.99
Impulse Advertising Ltd.	3,937.50
Pelican Financial Corp	13,125.00
	22,870.49

Exchange rate	0.9986

Canadian A/P in US $ as at Aug 15, 2008		22,838.47

	Total US$	69,511.32

EXHIBIT D

ASSIGNMENT AGREEMENT

GENERAL ASSIGNMENT AND ASSUMPTION OF DEBT

THIS GENERAL ASSIGNMENT AND ASSUMPTION OF DEBT (this “Assignment”) is entered into as of this __ day of August, 2008 by and between CECIL MORRIS, an individual having an address at [________________________________] (“Assignor”), and VIKING INVESTMENTS GROUP LLC., a [New York] limited liability company, having an address at 65 Broadway, Suite 501, New York, New York 10006 (“Assignee”).

RECITALS

Assignor is due certain amounts (the “Debt”) in the aggregate principal amount of [$19,250.00] from Synthenol, Inc. (“Borrower”), for services rendered to Borrower in Assignor’s capacity as the Borrower’s secretary until the date hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

Assignor hereby transfers, assigns, delivers, sets-over and conveys to Assignee, without representation, warranty or recourse, express or implied, of any type, kind, character or nature, all of Assignor’s right, title and interest, in, to and under the Debt and all documents evidencing, governing, securing and pertaining to the Debt (the “Debt Documents”), including, without limitation, the documents listed on Exhibit A attached hereto and made a part hereof.

Assignee hereby accepts the foregoing assignment and assumes all of the rights and obligations of Assignor arising out of the Debt and other interests so assigned, subject to the terms and conditions of the Agreement.

TO HAVE AND TO HOLD the same unto Assignee and to the successors, legal representatives and assigns of Assignee forever.

It is expressly understood that this Assignment is made by Assignor and assumed and accepted by Assignee without any guarantee, representation or warranty of any kind on the part of Assignor and without recourse to Assignor in any event or for any cause, and Assignee hereby releases Assignor from any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Assignor arising from or in connection with the Debt and/or, if applicable, the Loan Documents.

This Assignment shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to New York’s principles of conflicts of laws).

This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

IN WITNESS WHEREOF, Assignor has caused this instrument to be signed this __ day of August, 2008.

CECIL MORRIS
By:
Cecil Morris:

PROVINCE OF [_______]       )
             )  :ss.
COUNTY OF [________]       )

On the _____ day of ____________, in the year 2008, before me, the undersigned, personally appeared _____________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

(NOTARIAL SEAL)
My Commission Expires:

ASSUMED AND ACCEPTED AS OF THE DATE SET FORTH ABOVE: VIKING INVESTMENTS GROUP LLC
By:
Name: Tom Simeo Title: Managing Partner

EXHIBIT E

FORM OF PAYOFF LETTER

SETTLEMENT LETTER

This settlement letter is made as of August _______ 2008   by and between ____________________
_______________________, located at _____________________________________ ("Creditor ") and Synthenol, Inc., (previously known as LegalPlay Entertainment Inc. and Poker.com Inc., the “Debtor”) located at 388 Drake Street, Suite 206, Vancouver, British Columbia, Canada V6B 6A8.   (Each a “Party,” collectively, the “Parties.”)

Pursuant to this settlement letter, Creditor hereby accepts this offer of settlement in the amount of Cnd$______________  (“Settlement Amount”) from Debtor in full settlement of an outstanding debt in the amount of Cnd$_______________  (“Debt”) owed to Creditor by the Debtor.

This settlement letter shall become effective automatically and binding on the Parties on the day that the Settlement Amount is either received by Creditor or, if sent by wire, the date sent (with appropriate proof from  Seattle Solicitors, Monahan & Biagi of sending the wire) by the Debtor to the extent that the payment of the Settlement Amount is made on or before August 20th, 2008
( “Effective Date”).   This settlement letter shall automatically terminate and be null and void on August 26, 2008, if (on that day or thereafter but no later than August 31st, 2008) Creditor provides written notice to the Debtor that Creditor has not received the Settlement Amount; provided that, to the extent applicable, failure by Creditor to provide written notice to the Debtor will be deemed a waiver of the condition by Creditor and the Debt shall be deemed paid off.

On payment of the Settlement Amount:

(a)           All outstanding obligations of the Debtor to Creditor shall be deemed paid in full and Creditor will release Debtor from all further debt and/or liability related to the Debt;

(b)           Creditor has not assigned or otherwise transferred the Debt or any of its rights or obligations under the Debt to any other person or entity.

(c)           Creditor will, if required at the request of the Debtor, promptly deliver to the Debtor, at the Debtor's expense, (i) executed uniform commercial code (UCC) termination statements , releases and other documents reasonably requested by the Debtor to evidence the termination of any and all debt and (ii) any additional documents reasonably requested by the Debtor to confirm the terminations referred to above or to otherwise carry out the intent of this letter.

(d)           In addition, Creditor acknowledges and agrees that the Debtor and/or any of its affiliates including its controlling stockholders, officers and directors may rely on this settlement letter to the extent conditions specified in this settlement letter for the payment of the Settlement Amount has been satisfied.

(g)           This letter agreement may be legally delivered by Fax or by signing, scanning and emailing

SYNTHENOL, INC.
By:
Name Title

___________________________________ Creditor
By:
Name Title

DISCLOSURE SCHEDULES

None